Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS THIRD QUARTER 2003 RESULTS

Solutions Group Currently 50 Percent of Total Revenue; Gross Margins Continue to Improve;
Operating Profit Expected In Chimes By Year-End; Strong Performance From RGII

Mountain Lakes, NJ, October 29, 2003 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic professional services and human capital management company, today announced its financial results for the third quarter ended September 30, 2003.  The results are consistent with the Company’s revised guidance issued on September 30, 2003.

William J. Murphy, president and chief executive officer of Computer Horizons, said “The Company’s strategy of transitioning to higher margin businesses remains on track. Revenues from our higher margin Solutions businesses, including Chimes, now comprise about 50 percent of total revenues. As a result of our acquisition of RGII Technologies in July 2003, we experienced sequential revenue growth of 10 percent and improved gross margins.  CHC’s human capital management subsidiary, Chimes, continues to advance toward profitability and expects to meet its objective by year-end.”

The Company’s adjusted EBITDA performance was again positive during the quarter, although less than the second quarter of 2003 (see adjusted EBITDA reconciliation table).  At the same time, Murphy noted “The continued industry-wide headcount decline in the IT Services market, the Northeast blackout in August and increased corporate expenses primarily associated with governance compliance initiatives (Sarbanes-Oxley), have combined to negatively affect CHC’s overall third quarter operating results.

“We will continue to execute our realignment strategy, focusing on higher-margin, growth markets in the technology solutions arena.  We are extremely pleased with the performance of

RGII and Chimes this quarter and are more excited than ever about growth prospects in each of these groups.  We will continue to closely manage our P&L and maintain a strong and flexible balance sheet, at the same time pressing top-line performance to reach our near-term goal of  operational profitability during the first quarter of 2004,” Murphy added.

Financial Highlights

CHC recorded revenues for the third quarter of 2003 of $64.5 million, a 12 percent decline from the third quarter of 2002.  However, revenue increased 10 percent on a sequential basis, from the second quarter of 2003.

The Company reported a net loss of $2.5 million, or $(0.08) per share, for the third quarter of 2003 compared with a net loss of $918,000 or $(0.03) per share in 2002.  The 2003 net loss includes $(0.06) per share in charges relating to restructuring, special charges consisting of costs associated with the unsolicited proposal and activities of Aquent LLC, and amortization of intangibles relating to the RGII acquisition (See pro forma income reconciliation table).

For the first nine months of 2003, CHC recorded revenues of $183.5 million, a 20 percent decline from the comparable period in 2002.  The Company reported a net loss of $13.3 million, or $(0.44) per share, for the first nine months of 2003 compared with a net loss of $33.0 million, or $(1.05) per share for the corresponding period in 2002.  Excluding special items, the Company reported a pro forma net loss of $1.7 million, or $(0.06) per share, compared with a pro forma net loss, excluding special items and effect of change in accounting principle, of $4.1 million or $(0.13) per share in 2002 (See pro forma income reconciliation table).

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “While the continued decline in IT Services and softness in the overall technology market negatively impacted our overall performance, there were some positive results during the quarter.  First, cash flow from operations approximated $3 million for the quarter and our balance sheet remains very solid, with $51 million in cash balances, no debt and $70 million in working capital.   Additionally, we again improved our DSO’s (including unbilled) to 73 days from 75 days in the second quarter of 2003.

“Operationally, Chimes cut its operating loss in half again this quarter, on an 8 percent sequential increase in revenues.    In addition, CHC has experienced sequential gross margin improvement over the last four quarters and also remained EBITDA positive during the third quarter, excluding restructuring and special charges,” Shea concluded.  (See adjusted EBITDA reconciliation table.)

OPERATIONAL REVIEW

Solutions Group

•                  Revenues during the third quarter were $27.0 million, a 34 percent increase over the third quarter of 2002, and a 45 percent increase over the second quarter of 2003.  The revenue increase is attributable to the acquisition of RGII Technologies.

•                  Gross profit was $8.7 million (32%), compared to $5.8 million (31%) in the second quarter of 2003, as a result of the RGII acquisition.  Without RGII, gross profit declined approximately $1.0 million as a result of lower utilization rates in our Healthcare practice and higher direct cost in our Education division.

•                  Operating income for the third quarter of 2003 was $1.0 million; compared with $522,000 in the third quarter of 2002.

•                  CHC’s move into the Federal IT market is already paying dividends, with strong top and bottom line performance this quarter at RGII, and important signals of cross-selling opportunities.

•                  Revenues from our government vertical (federal, state and local) now account for 20% of total company revenues and almost 45% of Solutions Group business.

“While we experienced pressure on utilization rates during the third quarter, particularly in the healthcare practice and Education division, I am confident our realigned, vertically-oriented strategy is on the mark,” said George Brucia, president of CHC’s Solutions Group.  “Demand for our bestshore outsourcing and compliance offerings remains strong, and we continue to experience growth in the government market.

“RGII has met our expectations, turning in strong top and bottom line performance during this first quarter of ownership.  We have already uncovered a number of cross-selling opportunities for the combined company, including our Chimes RPM (Resource and Portfolio Management) offering.

“During the quarter, we further expanded our data management service offering to include a data synchronization solution for the retail and manufacturing industries.   As we announced on September 12, CHC acquired the Xpress™ software from Commerce One in September and at the same time became a certified solution partner with the Uniform Code Council.  The Xpress solution enables trading partners to synchronize product data through the UCCnet GLOBAL registry, a directory of product catalog data, which we believe is quickly becoming the worldwide data synchronization standard.  There are currently 25 plus customers using the Xpress suite of software and services, and we intend to retain and expand those relationships by introducing CHC’s full portfolio of Solutions offerings to each customer.   We anticipate this area will be a springboard for growth at CHC,” Brucia concluded.

Chimes, Inc.

•                  Chimes reported $5.2 million in revenue during the third quarter of 2003, a 21 percent increase over the comparable period in the prior year and an 8 percent sequential revenue increase.

•                  During the third quarter, Chimes reported an operating loss of $632,000, compared to $2.1 million in the third quarter of 2002.  Chimes remains on track for operating profits by the end of 2003.

•                  Chimes is experiencing positive response from the market to its RPM and CTE offerings, adding two new customers during the quarter.  In addition, Chimes added one new Centralized Vendor Management (CVM) customer and expanded at several existing customers.

•                  Chimes continues its market leadership position in the Vendor Management Services (VMS) space as reported by the Jordan Group, Inc., a management consulting firm specializing in the human capital management sector.

Barry Olson and Mike Parfett, co-presidents of Chimes, Inc., commented, “Chimes continues to receive a very positive response from the market and has been cited consistently as one of the top brands in the human capital management sector.  With the intense economic pressures felt by all Fortune 1000 companies, VMS is becoming more widely accepted as it helps create efficiencies and alleviate costs. A major regional brokerage firm, which follows the human capital management sector closely, estimates that approximately 30 percent of the Fortune 100 already use, or are in the midst of assessing proposals regarding VMS solutions.  The Jordan Group states in an article published in August 2003, that it is clear that an even larger percentage of the Fortune 100 will be reviewing and implementing VMS as a cost-saving tool over the next few years.

 “Chimes is ahead of the VMS curve and its capabilities, such as Chimes’ resource portfolio management (RPM), a resource planning tool and time and expense capture (CTE), a web-based time collection and billing solution, differentiate it from the competition.  Both offerings are a great attraction to companies which might not yet have decided to implement VMS,” they concluded.

IT Services

•                  Year over year, quarterly revenues decreased by $16.9 million, or 34 percent.

•                  Revenues in the third quarter decreased $3.1 million, or 9 percent, sequentially.

•                  Operating loss for the period was $1.2 million, compared with $109,000 in the third quarter of 2002.

•                  Billable headcount decreased about 10 percent sequentially, to approximately 1,250.

Randy Verdino, president of CHC’s IT Services Division, noted, “While we thought we had seen stabilization in the IT Services market in the second quarter, requirements declined again during the third quarter, especially in our Eastern region.   Additionally, we were negatively impacted in August from the Northeast blackout, which affected about half of our offices.  Therefore, we have decided to take further costs out of the operating model during the fourth quarter, and we will continue to manage operations closely and according to the current economic environment in an effort towards breakeven.”

Summary

Mr. Murphy commented, “While we are disappointed about the continued pressure in the IT Services market and its impact on our overall operations, we are pleased with the way our realignment strategy is unfolding.  The vertical markets we have targeted for growth are doing just that, and we are going to place continued focus on our bottom line, as a higher margin, vertically oriented global services and solutions provider.  We will continue to communicate closely with our shareholder base and update you on our progress.”

Looking Forward

In light of the continued softness in domestic temporary IT spending, CHC expects fourth quarter revenue to be similar to revenues reported in the third quarter, with operating results in the range of breakeven to a loss of $(0.02) per share, excluding any special items.  In addition, the Company expects to be profitable on an operating basis during the first quarter of 2004.  However, until visibility in the IT Services sector becomes clearer, the Company does not expect to provide additional full-year 2004 guidance.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss third quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).    A replay of the call will be available beginning at approximately 1:00 pm (EDT) today, through 5:00 p.m. (EDT) on November 12, 2003. The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).   The confirmation code is 4260881.

Pro Forma Income Reconciliation

A reconciliation of reported operating results to pro forma income amounts is as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2002		2003		2002
	$	EPS	$	EPS	$	EPS	$	EPS
Net Loss as reported	$(2,450)	$(0.08)	$(918)	$(0.03)	$(13,259)	$(0.44)	$(32,968)	$(1.05)
Adjustments net of tax:
Loss on investments	—	—	—	—	—	—	40	—
Restructuring charges	677	0.02	—	—	2,209	0.07	—	—
Operating results of the assets held for sale, including (gain)/loss on sale of assets	—	—	—	—	202	0.01	(1,071)	(0.03)
Write-off of terminated project	—	—	—	—	2,267	0.07	—	—
Special charges(1)	688	0.02	—	—	6,496	0.21	—	—
Amortization of intangibles	463	0.02	—	—	410	0.02	—	—
Cumulative effect of change in accounting principle (FAS No. 142)	—	—	—	—	—	—	29,861	0.95

Pro forma net loss*	$(622)	$(0.02)	$(918)	$(0.03)	$(1,675)	$(0.06)	$(4,138)	$(0.13)

(1)          For the three months ended September 30, 2003, special charges consisted of costs associated with the unsolicited proposal and activities of Aquent LLC and for the nine months ended September 30, 2003, special charges consisted of $2.7 million (net of tax) for the separation package of CHC’s former CEO and $3.8 million (net of tax) pertaining to expenses related to the unsolicited proposal and activities of Aquent LLC.

*                 To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net loss and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

Adjusted EBITDA Reconciliation:

A reconciliation of net loss as reported to adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net Loss as reported	$(2,450)	$(918)	$(13,259)	$(32,968)

Income taxes	(394)	(473)	(4,653)	(1,601)

Loss on investment	—	—	—	61

Restructuring charges	787	—	2,985	—
Operating results of the assets held for sale, including (gain)/loss on sale of assets	—	—	273	(3,570)
Write-off of terminated project, included in bad debt expense	—	—	3,064	—

Special charges(1)	800	—	8,778	—
Cumulative effect of change in accounting principle (FAS No. 142)	—	—	—	29,861

Minority interest	(21)	—	16	—

Depreciation	1,261	1,146	3,836	3,479
Amortization of intangibles	526	—	526	—

Interest income	(78)	(247)	(336)	(557)

Adjusted EBITDA*	$431	$(492)	$1,230	$(5,295)

(1)          For the three months ended September 30, 2003, special charges consisted of costs associated with the unsolicited proposal and activities of Aquent LLC and for the nine months ended September 30, 2003, special charges consisted of $3.7 million for the separation package of CHC’s former CEO and $5.1 million pertaining to expenses related to the unsolicited proposal and activities of Aquent LLC.

* To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net loss and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions, and human capital management company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments.  With the acquisition of RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, insurance and financial services. CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

Computer Horizons Corp. and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited — In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues:
IT Services	$32,235	$49,127	$103,738	$157,800
Solutions Group	27,016	20,151	65,308	60,294
Chimes	5,208	4,296	14,499	12,017
Total	64,459	73,574	183,545	230,111
Direct Costs	44,406	52,865	128,690	167,627
Gross Profit	20,053	20,709	54,855	62,484
Selling, General & Admin.	20,494	21,687	56,273	69,208
Bad Debt Expense	389	660	4,252	2,050
Restructuring Charges	787	—	2,985	—
Special Charges	800	—	8,778	—
Amortization of Intangibles	526	—	526	—
Loss from Operations	(2,943)	(1,638)	(17,959)	(8,774)
Gain/(Loss) on Sale of Assets	—	—	(273)	3,570
Loss on Investments	—	—	—	(61)
Net Interest Income	78	247	336	557
Loss Before Income Taxes	(2,865)	(1,391)	(17,896)	(4,708)
Income Taxes Benefit	(394)	(473)	(4,653)	(1,601)
Loss Before Cumulative Effect of Change in Accounting Principle and Minority Interest	(2,471)	(918)	(13,243)	(3,107)
Minority Interest	21	—	(16)	—
Cumulative Effect of Change	—	—	—	(29,861)
Net Loss	$(2,450)	$(918)	$(13,259)	$(32,968)

Loss per share – (Basic and Diluted):
Before Cumulative Effect of Change in Accounting Principle and Minority Interest	$(0.08)	$(0.03)	$(0.44)	$(0.10)
Cumulative Effect of Change in Accounting Principle	—	—	—	$(0.95)
Net Loss	$(0.08)	$(0.03)	$(0.44)	$(1.05)
Weighted Average Number of Shares Outstanding – Basic and Diluted	30,548,000	31,218,000	30,403,000	31,388,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited—In Thousands)

	September 30, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$50,748	$59,769
Accounts receivable, less allowance for doubtful accounts	52,506	56,616
Deferred income taxes	5,167	4,557
Refundable income taxes	—	19,051
Other current assets	5,557	7,219
Total current assets	113,978	147,212
Property and equipment, net	10,119	11,017
Other assets – net:
Goodwill	33,551	19,203
Intangibles	2,966	—
Deferred income taxes	12,361	8,020
Other assets	11,267	8,279
Total Assets	$184,242	$193,731
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,836	$10,830
Accrued payroll	3,636	4,529
Income taxes payable	1,144	—
Tax benefit reserve	19,600	19,600
Restructuring reserve	3,028	3,266
Other accrued expenses	5,932	3,408
Total Current Liabilities	44,176	41,633
Other long-term liabilities	6,488	6,243
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	133,162	133,518
Accumulated comprehensive loss	(3,324)	(4,306)
Retained earnings	14,996	28,255
	148,149	160,782
Less treasury shares	(14,571)	(14,927)
Total shareholders’ equity	133,578	145,855
Total Liabilities and Shareholders’ Equity	$184,242	$193,731

COMPUTER HORIZONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

	September 30, 2003	September 30, 2002
Cash flows from operating activities
Net loss	$(13,259)	$(32,968)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	(4,951)	3,153
Depreciation	3,836	3,479
Amortization of Intangibles	526	—
Provision for bad debts	4,252	2,050
Loss/(Gain) on sale of assets	273	(3,570)
Write off of goodwill	—	29,861
Change in assets and liabilities, net of acquisitions:
Accounts receivable	10,816	17,185
Other current assets	1,741	(1,822)
Assets held for sale	—	(1,929)
Other assets	(2,544)	1,393
Refundable income taxes	19,051	8,361
Accrued payroll, payroll taxes and benefits	(893)	(2,121)
Accounts payable	(1,477)	(859)
Income taxes payable	934	—
Other accrued expenses	(701)	(513)
Other liabilities	(2,318)	(775)
Net cash provided by operating activities	15,286	20,925

Cash flows from investing activities
Purchases of furniture and equipment	(1,683)	(2,455)
Acquisitions, net of cash	(22,141)	—
Proceeds received from the sale of assets	149	15,880
Additions to intangibles	(566)	—
Additions to goodwill	(427)	—
Net cash provided by/(used in) investing activities	(24,668)	13,425

Cash flows from financing activities
Notes payable – banks, net	—	(10,000)
Stock options exercised	939	443
Purchase of treasury shares	(1,230)	(4,357)
Stock issued on employee stock purchase plan	291	948
Net cash used in financing activities	—	(12,966)

Foreign currency losses	361	(370)
Net increase/(decrease) in cash and cash equivalents	(9,021)	21,014
Cash and cash equivalents at beginning of year	59,769	41,033
Cash and cash equivalents at end of period	$50,748	$62,047

Supplemental disclosures of cash flow information:

	September 30, 2003	September 30, 2002
Details of acquisition:
Tangible assets acquired (including cash of $347,000)	$13,083	$—
Liabilities assumed	(7,442)	—
Goodwill	13,921	—
Intangibles	2,926	—
Cash paid	22,488	—
Less: Cash received in acquisition	(347)	—
Net cash paid	$22,141	$—

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